UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2005
Date of Report (Date of earliest event reported)

PHELPS DODGE CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

One North Central Avenue
Phoenix, Arizona 85004-4414
(Address of principal executive offices) (zip code)

(602) 366-8100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
Exhibit 10.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 16, 2005 Phelps Dodge Corporation (Phelps Dodge) entered into an employment agreement (the Agreement) with James P. Berresse, the President and Chief Executive Officer of Columbian Chemicals Company (the Company), a wholly owned subsidiary of Phelps Dodge. Mr. Berresse is also an executive officer of Phelps Dodge. Phelps Dodge recently announced that it is exploring strategic alternatives for Phelps Dodge Industries, of which Columbian Chemicals Company is a part, which may include potential subsidiary sales, selective asset sales, joint ventures and mergers, or, alternatively, retention and selective growth. The Agreement with Mr. Berresse, which has a term of one year (subject to renewal upon mutual agreement), is designed to secure his continued employment and undivided attention during the period when strategic alternatives are being evaluated and possibly implemented.

Under the Agreement Mr. Berresse will continue to receive his current annual base salary, as may be adjusted in accordance with Phelps Dodge’s usual procedures, and will continue to participate in the Phelps Dodge annual incentive compensation plan. In connection with a Closing (as defined in the Agreement) of a Strategic Option (as defined in the Agreement), Mr. Berresse will be entitled to the following payments: (i) a pro rata incentive compensation payment for the year in which the Closing occurs, (ii) provided that that Mr. Berresse remains employed by the Acquiror (as defined in the Agreement) for at least six months following the Closing, (a) a retention bonus equal to 200% of his annual base salary, (b) a payment equal to the aggregate positive spread value as of the Closing of any stock options granted to Mr. Berresse in 2002, 2003 and 2004 that are unexercisable as of the Closing and that expire due to the Closing and (c) a payment equal to the fair market value as of the Closing of any restricted shares that are forfeited as a result of the Closing and (iii) a Strategic Option completion bonus in an amount ranging from 0- 50% of his base salary, as determined in the discretion of a special committee established by Phelps Dodge. Each of the retention bonus, the stock option payment and the restricted stock payment shall also be payable to Mr. Berresse in the event that his employment is terminated under certain circumstances specified in the Agreement and a Closing has occurred. Following termination of his employment with the Company under certain circumstances specified in the Agreement, or if the Acquiror does not offer him a position comparable to the position specified in the Agreement or if, within twenty-four months following the Closing, the Acquiror terminates him without Cause (as defined in the Agreement) or Mr. Berresse terminates his employment for Good Reason (as defined in the Agreement), Mr. Berresse will be eligible to receive a severance payment in an amount equal to one year’s base salary and continuation of certain benefits as specified in the Agreement.

If the total payments made under this Agreement result in an excise tax being imposed on Mr. Berresse pursuant to Section 4999 of the Internal Revenue Code, Phelps Dodge will provide Mr. Berresse with a Gross-Up Payment (as defined in the Agreement) to minimize the tax impact of the payments.

Mr. Berresse has also agreed to certain confidentiality of business information and non-compete provisions. This Agreement replaces and supersedes Mr. Berresse’s current severance agreement with Phelps Dodge and will be administered consistent with the requirements of Section 409A of the Internal Revenue Code.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (c) Exhibits.

10.1	Letter of employment by and between Phelps Dodge Corporation and James P. Berresse.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)

By:	/s/ S. David Colton

	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

Date:	February 22, 2005

3